EX-21




               SUBSIDIARIES OF ANHEUSER-BUSCH COMPANIES, INC.
               ---------------------------------------------

                                    STATE OF        DOING BUSINESS
NAME OF COMPANY                  INCORPORATION      UNDER NAME OF
---------------                  --------------     -------------

Anheuser-Busch, Incorporated        Missouri     Anheuser-Busch, Incorporated

The Earthgrains Company (formerly
Campbell Taggart, Inc.)             Delaware     The Earthgrains Company


Busch Entertainment Corporation     Delaware     Busch Entertainment Corporation


All other subsidiaries of the Company, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of December 31, 1995.